Exhibit 23(a)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our reports dated March 7, 2005, relating to the financial statements and financial statement schedule of Carolina Power & Light Company d/b/a Progress Energy Carolinas, Inc. (PEC) (which report on the consolidated financial statements expresses an unqualified opinion and includes an explanatory paragraph concerning the adoption of new accounting principles in 2003), appearing in the Annual Report on Form 10-K of PEC for the year ended December 31, 2004 and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Deloitte & Touche LLP

Raleigh, North Carolina
July 22, 2005